                            ARTICLES OF AMENDMENT

                                     OF

                 AXP VARIABLE PORTFOLIO-MANAGED SERIES, INC.

         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, AXP Variable Portfolio-Managed Series, Inc., incorporated on March 5, 1985, under the laws of the State of Minnesota, amends its Articles of Incorporation to change the name of the corporation to RiverSource Variable Portfolio-Managed Series, Inc. and the minimum size permitted for a shareholder account.

         New Article I shall be:

                              ARTICLE I - NAME

      The name of this corporation (hereinafter called the "Fund") is:

             RIVERSOURCE VARIABLE PORTFOLIO-MANAGED SERIES, INC.

         New Article III, Section 7 shall be:

                        ARTICLE III - CAPITALIZATION

Section 7. The Fund may redeem the shares of a shareholder if the amount invested is less than an amount determined by the Board of Directors and set forth in the current Fund prospectus.

         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the votes (number of shares owned times the net asset value per share) present and entitled to vote a regular meeting of shareholders on February 15, 2006, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 21st day of April, 2006.

                            RiverSource Variable Portfolio-Managed Series, Inc.


                            By /s/   Leslie L. Ogg
                               -------------------
                                     Leslie L. Ogg
                                     Vice President and Secretary

STATE OF MINNESOTA )
                     ) ss.
COUNTY OF HENNEPIN )

         The foregoing instrument was acknowledged before me this 21st day of April, 2006.

                            By /s/   Diane R. Kepp
                               -------------------
                                     Notary